Exhibit 10.5

PENWEST PHARMACEUTICALS CO.
Director Restricted Stock Agreement
Granted Under 2005 Stock Incentive Plan

     This AGREEMENT is entered into as of [ ______ ], 20[ ___ ] (the “Grant Date”), between Penwest Pharmaceuticals Co., a Washington corporation (the “Company”), and [ ______ ] (the “Participant”).

     For valuable consideration, receipt of which is acknowledged, the parties hereto agree as follows:

     1. Issuance of Shares.

     The Company shall issue to the Participant, and the Participant shall accept from the Company, subject to the terms and conditions set forth in this Agreement and in the Company’s 2005 Stock Incentive Plan (the “Plan”), [ ______ ] shares (the “Shares”) of common stock, $.001 par value, of the Company (“Common Stock”). The Company shall issue to the Participant one or more certificates in the name of the Participant for that number of Shares issued to the Participant. The Participant agrees that the Shares shall be subject to the forfeiture provisions set forth in Sections 2 and 3 of this Agreement and the restrictions on transfer set forth in Section 4 of this Agreement.

     2. Forfeiture Option.

          (a) In the event that the Participant ceases to be a director of the Company for any reason or no reason, with or without cause [ ______ ].

          (b) Unvested Shares” means the total number of Shares multiplied by the Applicable Percentage at the time the Participant ceases to be a director of the Company.

          (c) The “Applicable Percentage” shall be [ ______ ].

          (d) Notwithstanding the foregoing, the Applicable Percentage shall immediately be reduced to zero (i) upon a Change in Control Event (as defined below) on or prior to the date the Participant ceases to be a director, (ii) upon the Participant’s death or disability (within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder) on or prior to the date the Participant ceases to be a director or (iii) upon the Participant’s retirement in accordance with the Company’s normal retirement policy.

          (e) For the purposes of this Section 2, a “Change in Control Event” shall mean:

(i)	the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the 1934 Securities Exchange Act, as amended) (a “Person”) of beneficial ownership of any capital stock of the

Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the 1934 Securities Exchange Act, as amended) 50% or more of the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control Event: (A) any acquisition directly from the Company, (B) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (C) any acquisition by any corporation pursuant to a Business Combination (as defined below) which complies with clauses (x) and (y) of subsection (iii) of this definition; or

(ii)	such time as the Continuing Directors (as defined below) do not constitute a majority of the Board of Directors of the Company (the “Board”) (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (x) who was a member of the Board on the Grant Date or (y) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (y) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or

(iii)	the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (x) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership of the Outstanding Company Voting Securities immediately prior to such Business

Combination and (y) no Person (excluding any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 50% of the combined voting power of the then-outstanding securities of the Acquiring Corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or

(iv)	the liquidation or dissolution of the Company.

     3. Exercise of Forfeiture Option and Closing.

          (a) The Company shall request forfeiture of the Unvested Shares by delivering or mailing to the Participant (or the Participant’s estate), within 180 days after the termination of the Participant’s membership on the Board, a written notice specifying the number of Shares to be forfeited. If and to the extent such forfeiture option (the “Forfeiture Option”) is not so exercised by the giving of such notice within such 180-day period, the Forfeiture Option shall automatically expire and terminate effective upon the expiration of such 180-day period.

          (b) Within 10 days after delivery to the Participant of the Company’s notice of the exercise of Forfeiture Option of the Unvested Shares, the Participant (or the Participant’s estate) shall tender to the Company at its principal offices the certificate or certificates representing the Unvested Shares, duly endorsed in blank or with duly endorsed stock powers attached thereto, all in form suitable for the transfer of such Unvested Shares to the Company.

          (c) After the time at which any Unvested Shares are required to be delivered to the Company for transfer to the Company pursuant to Section 3(b) above, the Company shall not pay any dividend to the Participant on account of such Shares or permit the Participant to exercise any of the privileges or rights of a stockholder with respect to such Shares, but shall, in so far as permitted by law, treat the Company as the owner of such Shares.

          (d) Any fraction of a Share resulting from a computation made pursuant to Section 2 of this Agreement shall be rounded to the nearest whole Share (with any one-half Share being rounded upward).

     4. Restrictions on Transfer. The Participant shall not sell, assign, transfer, pledge, hypothecate or otherwise dispose of, by operation of law or otherwise (collectively “transfer”) any Unvested Shares, or any interest therein, except that the Participant may transfer such Unvested Shares (A) (i) by will or the laws of descent and distribution applicable if the Participant dies, (ii) pursuant to a qualified domestic relations order or (iii) to the spouse, children or grandchildren of the Participant (“Immediate Family Members”), or to a trust for the exclusive benefit of such Immediate Family Members or to a partnership in which such Immediate Family Members are the only partners, provided, in each case, that such Unvested Shares shall remain subject to this Agreement (including without limitation the restrictions on transfer set forth in this Section 4 and the forfeiture provisions of this Agreement) and such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument confirming that such transferee shall be bound by all of the terms and conditions of this Agreement, or (B) as part of the sale of all or substantially all of the shares of capital stock of the Company (including pursuant to a merger or consolidation).

     5. Restrictive Legends.

     All certificates representing Shares shall have affixed thereto legends in substantially the following form, in addition to any other legends that may be required under federal or state securities laws:

“The shares of stock represented by this certificate are subject to restrictions on transfer and forfeiture provisions set forth in a certain Restricted Stock Agreement between the corporation and the registered owner of these shares (or the holder’s predecessor in interest), and such Agreement is available for inspection without charge at the office of the Secretary of the corporation.”

     6. Provisions of the Plan. This Agreement is subject to the provisions of the Plan, a copy of which is furnished to the Participant with this Agreement.

     7. Miscellaneous.

          (a) No Rights to Continued Service The Participant acknowledges and agrees that the transactions contemplated hereunder and the vesting schedule set forth herein do not constitute an express or implied promise of continued engagement as a director for the vesting period, for any period, or at all.

          (b) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

          (c) Waiver. Any provision for the benefit of the Company contained in this Agreement may be waived, either generally or in any particular instance, by the Board of Directors of the Company.

          (d) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and the Participant and their respective heirs, executors, administrators, legal representatives, successors and assigns, subject to the restrictions on transfer set forth in Section 4 of this Agreement.

          (e) Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties, and supersedes all prior agreements and understandings, relating to the subject matter of this Agreement.

          (f) Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the State of Washington without regard to any applicable conflicts of laws.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PENWEST PHARMACEUTICALS CO.

By:
Title:
	Address:	39 Old Ridgebury Road, Suite 11
Danbury, Connecticut 06810-5120

[Name of Participant]

Address: